 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

February 26, 2015
Date of Report (Date of earliest event reported)

Lincoln National Corporation
(Exact name of registrant as specified in its charter)

Indiana	1-6028	35-1140070
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

150 N. Radnor Chester Road, Radnor, PA 19087
(Address of principal executive offices)(Zip Code)

(484) 583-1400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR 240.13e-4(c))

 Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements

On March 3, 2015, Lincoln National Corporation (the "Company") announced that Charles C. Cornelio, formerly Executive Vice President and Chief Administrative Officer and President, Lincoln Retirement Plan Services ("RPS"), will be retiring effective April 15, 2015 (the "Retirement Date").   The Company and Mr. Cornelio entered into an Agreement, Waiver & General Release (the "Agreement"), which sets forth the terms and conditions of Mr. Cornelio's departure from the Company.

The Agreement provides for the following:

•
Seventy-eight weeks of separation pay paid bi-weekly, less applicable taxes and withholdings, based on Mr. Cornelio's weekly base salary of $11,183.  Mr. Cornelio's separation pay will commence no sooner than six months and one day after the Retirement Date and no later than seven months after the Retirement Date.  The payments will cease if Mr. Cornelio breaches the restrictive covenants in the Agreement.  Mr. Cornelio will also receive a one-time cash payment of $10,400, less taxes and withholding, paid commencing no sooner than six months and one day after the Retirement Date and no later than seven months after the Retirement Date.  Mr. Cornelio will not be entitled to any benefits payable under the Company's Severance Pay Plan, Severance Pay Plan for Officers  any other plan, program or arrangement for the payment of severance benefits.

•
In lieu of any 2015 Long-Term Incentive Plan ("LTIP") award under the Company's 2014 Incentive Compensation Plan (the "ICP"), Mr. Cornelio will receive a one-time cash payment of $144,807, less taxes and withholding paid in a lump-sum within 30 days after the Retirement Date.

•	Reimbursement for health and welfare continuation benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA) covering 18 months following the Retirement Date.

The Agreement also confirms Mr. Cornelio's entitlement to certain benefits under the previously disclosed provisions of the Company's 2014 ICP as well as predecessor plans, the Company's Deferred Compensation and Supplemental/Excess Retirement Plan, and applicable health, welfare and benefit plans and programs.

In consideration of the foregoing, Mr. Cornelio agreed, among other things, not to compete with the Company or its subsidiaries for a period of 104 weeks following his Retirement Date, unless he receives the prior written authorization of the Company's Chief Executive Officer.  In addition to terminating separation payments and other payments under the Agreement, a violation of this provision will result in a claw back of a pro-rata portion of separation payments received.  Mr. Cornelio also agreed not to solicit employees, agents, brokers, or clients of the Company or its subsidiaries, for a period of 104 weeks following the Retirement Date.  In addition to terminating separation payments and other payments under the agreement, a violation of this provision will result in a claw back of all except three weeks of separation payments.  Mr. Cornelio also agreed not to disclose any of the Company's confidential information and/or trade secrets, or engage in certain prescribed activities within two years of the Retirement Date.  Any material breach of the Agreement will result in a termination of payments and benefits.

Pursuant to the Agreement, Mr. Cornelio has agreed to release the Company and its affiliates and subsidiaries, and each of our and their directors, officers, and certain other persons, from claims arising prior to the date of the Agreement.

Mark Konen, President of Insurance and Retirement Solutions, will assume responsibility for RPS effective immediately as well as remaining head of Life Insurance and Group Protection.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which is attached as Exhibit 10 hereto and incorporated herein by reference.  A press release announcing these changes is attached hereto as Exhibit 99.

Item 9.01.                            Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number                                                                      Description

10	Agreement, Waiver and General Release, dated March 3, 2015, between the Company and Charles C. Cornelio

 99                              Press Release, dated March 3, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN NATIONAL CORPORATION

	By:	/s/ Adam G. Ciongoli
	Name:	Adam G. Ciongoli
	Title:	Executive Vice President and General Counsel
Date: March 3, 2015

EXHIBIT INDEX

Exhibit
Number                                                                      Description

10	Agreement, Waiver and General Release, dated March 3, 2015, between the Company and Charles C. Cornelio

 99                              Press Release, dated March 3, 2015